For more information contact,
Financial:	Charlie Szews
Executive Vice President and
Chief Financial Officer
920.233.9332
Media:	Kirsten Skyba
Vice President - Marketing Communications
920.233.9621

OSHKOSH TRUCK CORPORATION RESPONDS TO
MARKET RUMORS

OSHKOSH, WIS. (March 30, 2006) Oshkosh Truck Corporation [NYSE: OSK] — In response to rumors and speculation following the public filing of Stewart & Stevenson’s preliminary proxy statement relating to its announced proposed sale, Oshkosh Truck Corporation today confirmed that it is the company identified in such proxy statement as the “Company A” participant in Stewart & Stevenson’s auction process. Oshkosh Truck Corporation also stated that it was compelled to dispel misimpressions resulting from statements in the proxy statement suggesting that Oshkosh Truck Corporation is either burdened by significant regulatory issues or is

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significantly constrained in its ability to pursue strategic acquisitions. Robert G. Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck Corporation stated, “While we are aware that Stewart & Stevenson indicated that they believed there were potential anti-trust risks in connection with a combination with our company, we never believed that any such risks would preclude or significantly delay such a transaction. We are also not aware of any other significant regulatory issues affecting our company.” Mr. Bohn further commented, “In addition, our company remains committed to evaluating and completing acquisitions in the continuation of our announced core growth strategy.”

        Oshkosh Truck Corporation [NYSE: OSK] is a leading manufacturer of specialty trucks and truck bodies for the defense, fire and emergency, concrete placement and refuse hauling markets. Oshkosh Truck is a Fortune 1000 company with products marketed under the Oshkosh®, Pierce®, McNeilus®, Medtec™, Geesink®, Norba®, Jerr-Dan®, BAI, CON-E-CO® and London® brand names. The company is headquartered in Oshkosh, Wis., and had annual sales of $2.96 billion in fiscal 2005. To learn more about Oshkosh Truck Corporation, visit its web site at www.oshkoshtruckcorporation.com.

Forward-Looking Statements

This press release contains statements that the company believes are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended

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to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the company’s control that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, risks related to reductions in government expenditures, the uncertainty of government contracts, risks related to the Company’s acquisition strategy including identifying and evaluating acquisition candidates and integrating acquired businesses, and the possibility that expected synergies and other cost savings will not be achieved nor future plans realized. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission.

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